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                                                      EXHIBIT 99(c)

                       MEDICINE SHOPPE INTERNATIONAL, INC.

                              EXECUTIVE CHOICE PLAN

                                   I. PURPOSE

         Medicine Shoppe International, Inc. (the "Company") wishes to recognize the contributions of those executives whose skills, creativity and application have benefited the Company during their working careers by providing them the opportunity to receive supplemental retirement income and the opportunity to obtain or increase a proprietary interest in the Company on a favorable basis. The Plan provides recognition of the contributions of such executives with choices of retirement income following retirement from the company, or grants of restricted stock or stock options that will provide the opportunity to the executive to accumulate capital and will provide for the Company and its stockholders the benefits of the incentive inherent in common stock ownership by key employees of the Company. Participation in the plan is limited to those key employees selected by the Compensation Committee of the Board of Directors, who have made or are expected to make significant contributions to the growth and success of the Company.

         It is intended that the Plan constitute an unfunded plan for a select group of management and highly compensated employees within the meanings of Sections 201(2) and 301(a)(3) of Title I of ERISA.

                                 II. DEFINITIONS

         (a)     Board of Directors means the Board of Directors of the Company.

         (b) Code means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

         (c)     Common Stock means the common stock of the Company.

         (d)     Company means Medicine Shoppe International, Inc.

         (e) Compensation Committee means the Compensation Committee appointed in accordance with Section III as the administrator of the Plan.

         (f) Plan means the Medicine Shoppe International, Inc. Executive Choice Plan, as set forth herein, as amended from time to time.

         (g) Subsidiary means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the applicable time, each of the

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corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

         (h) 1934 Act means the Securities Exchange Act of 1934 or any successor legislation.


                               III. ADMINISTRATION

         The Plan shall be administered by a committee of two or more directors, which the Board of Directors of the Company shall appoint as the Compensation Committee with respect to the Plan.

         Subject to the provisions of the Plan, the Compensation Committee shall have the exclusive authority to interpret and administer the Plan, to select persons eligible to participate in the Plan, to grant Stock Options and Restricted Stock and award Deferred Income Benefits in accordance with the Plan, to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

         Members of the Compensation Committee shall be "disinterested persons" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor regulation. In addition, a Stock Option intended to qualify as performance-based compensation exempt from the deduction limitations of Section 162(m) of the Code shall be awarded by a committee comprised solely of Outside Directors within the meaning of Section 162(m) of the Code. Such Outside Directors may be a sub-committee of the Compensation Committee or may comprise the whole committee.

                                 IV. ELIGIBILITY

         The Compensation Committee shall from time to time determine and designate those key employees of the Company and its Subsidiaries who shall be participants in the Plan; and the number of Stock Options, share of Restricted Stock and the amount of Deferred Income Benefit, if any, to be awarded to each such participant. In making any such award, the Compensation Committee may take into account the nature and length of services rendered by the participant, the capacity of the participant to contribute to the success of the Company, and any other factors that the Compensation Committee may consider relevant.

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                              V. TYPES OF BENEFITS

         Benefits under the Plan may be granted in any one or any combination of
(a) Stock Options; (b) Restricted Stock; and (c) Deferred Income Benefits.

         The Compensation Committee may: (a) make the grant of Benefits conditional upon an election by a participant to defer a portion of his salary or to execute a supplemental employment agreement or agreement not to compete;
(b) give a participant a choice between two Benefits or combinations of Benefits; (c) award Benefits in the alternative so that acceptance of or exercise of one Benefit cancels the right of a participant to another; and (d) award Benefits in any combination or combinations and subject to any condition or conditions consistent with the terms of the Plan that the Compensation Committee in its sole discretion may determine.

                           VI. SHARES SUBJECT TO PLAN

         Subject to the provisions of Section X (relating to adjustment for changes in capital stock), the maximum number of shares that may be issued under this Plan shall not exceed in the aggregate 200,000 shares of Common Stock. Such shares may be unissued shares, or issued shares that have been reacquired. If any Stock Options granted under the Plan shall for any reason terminate or expire, or be surrendered without having been exercised in full, the shares not purchased under such options shall be available again for option or grant under the Plan. If any Restricted Stock is forfeited before the end of the Restricted Period, such shares shall not be available again for option or grant under the Plan. In addition, the maximum number of shares that may be awarded to any one participant in any one calendar year pursuant to Stock Options and Restricted Stock shall not exceed 810,000 shares.

                               VII. STOCK OPTIONS

         The Compensation Committee from time to time may grant options to participants to purchase shares of Common Stock from the Company. Such options shall be nonqualified options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. Each option shall be granted pursuant to an option agreement between the Company and the participant that shall be in such form and contain such provisions as the Compensation Committee shall deem appropriate. Option agreements need not be identical, but each option agreement shall include the substance of the provisions as follows:

         (a) the purchase price shall be payable in full upon exercise of the Stock Option. The purchase price shall be payable in cash or, to the extent permitted by and subject to the conditions contained in the terms of the option agreement, by tendering shares of Common Stock of the Company, or in the form of any other property or note permitted by the option agreement;

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         (b) a Stock Option shall not be transferable by the individual to whom granted except by will or by the laws of dissent and distribution, and may be exercised during the lifetime of the participant only by such participant, or by such participant's guardian or legal representative.

         (c) the Compensation Committee in its discretion may provide in any option agreement that the option shall be exercisable in full at any time or from time to time during the term of the option, or may provide for the exercise of the option in such installments and at such times during the term of the option as the Compensation Committee may determine; provided that no Stock Option granted to a person subject to Section 16 of the 1934 Act shall be exercisable for at least six months from the date of acquisition by the participant of the Stock Option;

         (d) the maximum term of a Stock Option shall be ten years from the date it was created;

         (e) the purchase price of the shares covered by each Stock Option shall be not less than 100% of the fair market value of the stock subject to the option at the time the option is granted; provided that, options granted as a substitution of a new option for an old option in the course of a corporate acquisition may be awarded at below such value if the aggregate fair market value of the shares subject to the option immediately after the substitution over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution over the aggregate option price of such shares.

                             VIII. RESTRICTED STOCK

         The Compensation Committee from time to time may grant shares of Restricted Stock to a participant.

         Restricted Stock consists of Common Stock that is subject to certain restrictions on its disposition and rights of the Company to require such shares upon specified terms upon the occurrence of certain events during a specified period, as determined by the Compensation Committee. Each participant who is awarded Restricted Stock shall enter into an agreement with the company in a form specified by the Compensation Committee agreeing to the terms and conditions of the award and such other matters consistent with the Plan as the Compensation Committee in its sole discretion shall determine.

         Restricted Stock may not be sold, transferred, pledged or otherwise encumbered during the Restricted Period. The Restricted Period shall commence on the date of award and end at such later date as the Compensation Committee may designate at the time of the award. In the case of a participant subject to
Section 16 of the 1934 Act, the Restricted Period shall be at least six months after acquisition of the Restricted Stock, except in case of death or disability. The Compensation Committee in its sole discretion from time to time

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may establish the terms and conditions under which Restricted Stock shall be forfeited by the participant during the Restricted Period.

         A participant shall not be entitled to delivery of the certificate representing shares of Common Stock until the expiration of the Restricted Period applicable to such Restricted Stock.

                           IX. DEFERRED INCOME BENEFIT

         The Compensation Committee from time to time may award Deferred Income Benefits to a participant payable at such times and in such amounts, and subject to such terms and conditions, as the Compensation Committee in its sole discretion shall determine, consistent with the terms of this Plan. Each participant who is awarded a Deferred Income Benefit shall enter into an agreement with the Company on a form specified by the Compensation Committee agreeing to such terms and conditions of the benefit consistent with the Plan as the Compensation Committee in its sole discretion shall determine.

         A Deferred Income Benefit consists of a retirement income, the normal form of which is an amount payable per month for the lifetime of a participant beginning at a designated date after the termination of employment of the participant with the Company. Each Deferred Income Benefit agreement may provide for alternative forms of payment of benefits of actuarially equivalent value, determined in accordance with the terms of such agreement. Such agreements also may provide for appropriate early retirement benefits, postponed retirement benefits, disability benefits and death benefits that are the actuarial equivalent of such normal supplemental retirement benefit.

         The payments to a participant, or his beneficiary, if any, shall be made from the general assets of the Company or the Subsidiary that is the employer of such participant. The right to payments of a participant or beneficiary shall be no greater than the right of an unsecured general creditor of the Company or such Subsidiary. Neither the Company nor any Subsidiary shall be obligated to set aside, earmark or escrow any funds or any assets to satisfy its obligations to pay such Deferred Income Benefit. Any benefit payable under this Section shall not be represented by any note or evidence of indebtedness other than the promises contained in this Plan and the Deferred Income Benefit agreement between the Company and the participant. No benefit or any part thereof which is payable hereunder shall be subject in any manner to anticipation, alienation, transfer, sale, assignment, pledge, encumbrance, attachment or the claims of creditors of any person having an interest hereunder, nor be in any manner liable for or subject to the debts, contracts or liabilities of such person. If, in its discretion, the Company or a Subsidiary purchases an insurance policy or other investment to assist in funding the cost of providing the benefits under this Section, neither the participant nor any of his beneficiaries shall have any rights whatsoever in such a policy or investment.

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                       X. ADJUSTMENT UPON CHANGES IN STOCK

         If any change is made in the shares of Common Stock of the Company by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure, or otherwise, appropriate adjustments shall be made by the Compensation Committee to the kind and maximum number of shares subject to the Plan and the kind and number of shares and price per share of stock subject to each outstanding Benefit. Any additional shares, or right to acquire shares, as the result of such an adjustment shall be subject to the same terms and conditions that apply to the Benefit for which such increase was received. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment, and rights to shares always shall be limited after such an adjustment to the lower full share.

                            XI. AMENDMENT OF THE PLAN

         The Board of Directors may at any time amend the Plan, provided that the Board may not, without approval (within twelve months before or after the date of such change) of such number of the stockholders as may be required by federal income tax or federal securities laws for any particular amendment: (a) increase the maximum number of shares of Common Stock in the aggregate which may be issued under the Plan, except as may be permitted under the adjustment provisions of Section X, or (b) adopt any other amendment for which stockholder approval is required by federal income tax or federal securities laws. The Board of Directors may not alter or impair any Benefit previously granted under the Plan without the consent of the person to whom the Benefit was granted.

                          XII. TERMINATION OF THE PLAN

         The Board of Directors may terminate or suspend the Plan at any time. No Benefit shall be awarded after termination of the Plan.

         Rights and obligations under a Benefit awarded while the Plan is in effect shall not be altered or impaired by termination or suspension of the Plan except by consent of the person to whom the Benefit was awarded.

                              XIII. WITHHOLDING TAX

         The Company shall have the right to withhold with respect to any distribution made to Participants under the Plan any taxes required by law to be withheld because of such distribution. The Compensation Committee may require or permit a Participant to satisfy any tax requirements with Company stock. If the Compensation Committee permits a Participant to satisfy the tax requirements in Company stock, the election by a Participant to do so shall be made prior to the date the withholding obligation arises (the "Tax Date"),

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shall be irrevocable and shall be subject to the approval of the Compensation
Committee. Additionally, if a Participant is subject to Section 16 of the 1934 Act the Participant's election (a) may not be made until at least six months after the award to which it relates except in the case of death or disability; and (b) must be made six months prior to the Tax Date or during the period beginning on the third business day following the date of release for publication of quarterly and annual summary statements of sales and ending on the twelfth business day following the date of such release.

                           XIV. RULES OF CONSTRUCTION

         The terms of the Plan shall be construed in accordance with the laws of the State of Missouri.

                          XV. COMPLIANCE WITH 1934 ACT

         With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Compensation Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Compensation Committee.

                             XVI. NONTRANSFERABILITY

         Each Option or similar right granted under this Plan shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

                              XVII. EFFECTIVE DATE

         The Plan shall become effective as of June 1, 1994, subject only to approval by the holders of a majority of the outstanding voting stock of the Company present in person or by proxy at a meeting at which a quorum is present, within twelve months after the adoption of the Plan by the Board of Directors. Notwithstanding anything to the contrary in any award made pursuant to the Plan, no Stock Option shall be exercisable, no Restricted Stock shall be issued and no Deferred Income Benefit shall be paid before such approvals have been obtained.

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